Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Baker Hughes, a GE company:

We consent to the use of our report dated March 16, 2017, except as to Note 15 which is as of December 4, 2017, with respect to the combined statement of financial position of GE Oil and Gas (a business within General Electric Company) as of December 31, 2016, and the related combined statements of income (loss), comprehensive income (loss), changes in equity, and cash flows for each of the years in the two-year period ended December 31, 2016, incorporated herein by reference.

(signed) KPMG S.p.A.

Florence, Italy
August 31, 2018